Exhibit 99.1

Jessica Hansen, Vice President of Communications
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
April 24, 2014

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2014 SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

Fiscal 2014 Second Quarter Highlights - as compared to the prior year quarter

•	Net income increased 18% to $131.0 million

•	Diluted EPS increased 19% to $0.38 per share

•	Pre-tax income increased 42% to $201.9 million

•	Pre-tax income margin increased 170 basis points to 11.6% of consolidated revenues

•	Home sales gross margin increased 210 basis points to 22.5%

•	Net sales orders increased 20% in value to $2.4 billion and 9% in homes to 8,569

•	Homes closed increased 23% in value to $1.7 billion and 10% in homes to 6,194

•	Sales order backlog increased 18% in value to $2.8 billion and 5% in homes to 10,059

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported that net income for its second fiscal quarter ended March 31, 2014 increased 18% to $131.0 million, or $0.38 per diluted share, from $111.0 million, or $0.32 per diluted share in the same quarter of fiscal 2013. Homebuilding revenue for the second quarter of fiscal 2014 increased 22% to $1.7 billion from $1.4 billion in the same quarter of 2013. Homes closed in the quarter increased 10% to 6,194, compared to 5,643 homes in the year ago quarter.

For the six months ended March 31, 2014, net income increased 43% to $254.1 million, or $0.73 per diluted share, from $177.3 million, or $0.52 per diluted share in the same period of fiscal 2013. Homebuilding revenue for the six months ended March 31, 2014 increased 27% to $3.3 billion from $2.6 billion in the first six months 2013. Homes closed in the six-month period increased 14% to 12,382, compared to 10,825 homes in the same period of fiscal 2013.

Net sales orders for the second quarter ended March 31, 2014 increased 9% to 8,569 homes from 7,879 homes in the year-ago quarter and the value of net sales orders increased 20% to $2.4 billion from $2.0 billion. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2014 was 19%. Net sales orders for the first six months of fiscal 2014 increased 7% to 14,023 homes from 13,138 homes in the first six months of fiscal 2013 and the value of net sales orders increased 18% to $3.9 billion from $3.3 billion.

The Company’s sales order backlog of homes under contract at March 31, 2014 increased 5% to 10,059 homes from 9,553 homes at March 31, 2013. The value of the backlog increased 18% to $2.8 billion at March 31, 2014 from $2.4 billion a year ago.

The Company ended the quarter with $930.8 million of homebuilding unrestricted cash and net homebuilding debt to total capital of 38.4%. Net homebuilding debt to total capital consists of homebuilding notes payable net of cash divided by total equity plus homebuilding notes payable net of cash.

The Company has declared a quarterly cash dividend of $0.0375 per common share. The dividend is payable on May 27, 2014 to stockholders of record on May 15, 2014.

Donald R. Horton, Chairman of the Board, said, "Our homebuilding and financial services operations delivered a great quarter, highlighted by pre-tax income of $201.9 million and a pre-tax income margin of 11.6%. The dollar value of our homes sold, closed and in backlog all increased by double-digit percentages. Our net sales orders in the March quarter were up 57% sequentially from the December quarter and up 9% from the March quarter last year. Our average sales price increased 10% to $278,900, reflecting continued pricing power in many of our markets.

“Housing market conditions remain favorable, and as expected, the pace and strength of the improvement varies significantly across our local operating markets. Our broad geographic footprint, diversified product offerings, solid balance sheet and robust finished lot supply put us in a strong position to capture demand and increase revenues and profitability in the second half of our fiscal year."

The Company will host a conference call today (Thursday, April 24th) at 10:00 a.m. Eastern time. The dial-in number is 877-407-8033, and the call will also be webcast from the Company's website at investor.drhorton.com.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, based on its 25,712 homes closed in the twelve-month period ended March 31, 2014. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 77 markets in 27 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $100,000 to over $1,000,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include that housing market conditions remain favorable, and as expected, the pace and strength of the improvement varies significantly across our local operating markets. The forward-looking statements also include that our broad geographic footprint, diversified product offerings, solid balance sheet and robust finished lot supply put us in a strong position to capture demand and increase revenues and profitability in the second half of our fiscal year.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: potential deterioration in homebuilding industry conditions and the current weak U.S. economy; the cyclical nature of the homebuilding industry and changes in economic, real estate and other conditions; constriction of the credit markets, which could limit our ability to access capital and increase our costs of capital; reductions in the availability of mortgage financing and the liquidity provided by government-sponsored enterprises, the effects of government programs, a decrease in our ability to sell mortgage loans on attractive terms or an increase in mortgage interest rates; the risks associated with our land and lot inventory; home warranty and construction defect claims; supply shortages and other risks of acquiring land, building materials and skilled labor; reductions in the availability of performance bonds; increases in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within the homebuilding and financial services industries; our ability to effect our growth strategies or acquisitions successfully; the effects of the loss of key personnel; the impact of an inflationary or deflationary environment; our ability to realize the full amount of our deferred income tax assets; and information technology failures and data security breaches. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and our most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31, 2014	September 30, 2013
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$930.8	$913.3
Restricted cash	79.8	77.8
Inventories:
Construction in progress and finished homes	2,864.2	2,498.0
Residential land and lots — developed and under development	3,451.9	3,227.3
Land held for development	467.5	472.1
	6,783.6	6,197.4
Deferred income taxes, net of valuation allowance of $31.3 million and $31.0 million at March 31, 2014 and September 30, 2013, respectively	569.8	586.6
Property and equipment, net	123.3	106.7
Other assets	427.8	460.5
Goodwill	41.2	38.9
	8,956.3	8,381.2
Financial Services:
Cash and cash equivalents	20.6	23.2
Mortgage loans held for sale	342.5	395.1
Other assets	53.4	56.9
	416.5	475.2
Total assets	$9,372.8	$8,856.4
LIABILITIES
Homebuilding:
Accounts payable	$298.9	$346.4
Accrued expenses and other liabilities	822.6	886.0
Notes payable	3,638.3	3,270.4
	4,759.8	4,502.8
Financial Services:
Accounts payable and other liabilities	39.6	53.6
Mortgage repurchase facility	223.8	238.6
	263.4	292.2
Total liabilities	5,023.2	4,795.0
EQUITY
Common stock	3.3	3.3
Additional paid-in capital	2,087.5	2,042.0
Retained earnings	2,387.6	2,145.6
Treasury stock, at cost	(134.3)	(134.3)
Accumulated other comprehensive income	2.2	1.9
Total stockholders’ equity	4,346.3	4,058.5
Noncontrolling interests	3.3	2.9
Total equity	4,349.6	4,061.4
Total liabilities and equity	$9,372.8	$8,856.4

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2014	2013	2014	2013
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$1,680.0	$1,368.7	$3,310.8	$2,592.0
Land/lot sales and other	16.6	21.7	21.5	31.5
	1,696.6	1,390.4	3,332.3	2,623.5
Cost of sales:
Home sales	1,302.8	1,089.9	2,569.5	2,082.7
Land/lot sales and other	12.6	17.5	16.9	25.6
Inventory and land option charges	4.4	1.8	7.1	3.2
	1,319.8	1,109.2	2,593.5	2,111.5
Gross profit:
Home sales	377.2	278.8	741.3	509.3
Land/lot sales and other	4.0	4.2	4.6	5.9
Inventory and land option charges	(4.4)	(1.8)	(7.1)	(3.2)
	376.8	281.2	738.8	512.0
Selling, general and administrative expense	187.9	155.1	371.3	295.8
Interest expense	—	1.9	—	5.1
Other (income)	(2.8)	(3.2)	(6.1)	(6.5)
Homebuilding pre-tax income	191.7	127.4	373.6	217.6
Financial Services:
Revenues, net of recourse and reinsurance expense	38.4	41.2	73.3	83.0
General and administrative expense	30.2	28.0	60.0	53.6
Interest and other (income)	(2.0)	(1.5)	(4.7)	(3.0)
Financial services pre-tax income	10.2	14.7	18.0	32.4
Income before income taxes	201.9	142.1	391.6	250.0
Income tax expense	70.9	31.1	137.5	72.7
Net income	$131.0	$111.0	$254.1	$177.3
Other comprehensive income (loss), net of income tax	0.3	—	0.3	(0.2)
Comprehensive income	$131.3	$111.0	$254.4	$177.1
Basic:
Net income per share	$0.40	$0.35	$0.79	$0.55
Weighted average number of common shares	324.3	321.7	323.7	321.4
Diluted:
Net income per share	$0.38	$0.32	$0.73	$0.52
Numerator for diluted income per share after assumed conversions	$137.9	$116.8	$267.8	$188.8
Adjusted weighted average number of common shares	366.3	365.4	365.4	364.7
Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$26.9	$27.6	$52.2	$52.5
Depreciation and amortization	$8.9	$5.3	$16.7	$10.1
Interest incurred	$49.5	$43.1	$98.8	$81.1

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Six Months Ended
March 31, 2014
(In millions)
OPERATING ACTIVITIES
Net income	$254.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	16.7
Amortization of discounts and fees	20.8
Stock based compensation expense	10.8
Excess income tax benefit from employee stock awards	(1.9)
Deferred income taxes	16.7
Inventory and land option charges	7.1
Changes in operating assets and liabilities:
Increase in construction in progress and finished homes	(336.4)
Increase in residential land and lots – developed, under development, and held for development	(226.8)
Decrease in other assets	39.1
Decrease in mortgage loans held for sale	52.6
Decrease in accounts payable, accrued expenses and other liabilities	(119.7)
Net cash used in operating activities	(266.9)
INVESTING ACTIVITIES
Purchases of property and equipment	(32.8)
Increase in restricted cash	(2.0)
Net principal increase of other mortgage loans and real estate owned	(1.7)
Payments related to acquisition of a business	(34.5)
Net cash used in investing activities	(71.0)
FINANCING ACTIVITIES
Proceeds from notes payable	497.0
Repayment of notes payable	(163.6)
Proceeds from stock associated with certain employee benefit plans	29.6
Excess income tax benefit from employee stock awards	1.9
Cash dividends paid	(12.1)
Net cash provided by financing activities	352.8
INCREASE IN CASH AND CASH EQUIVALENTS	14.9
Cash and cash equivalents at beginning of period	936.5
Cash and cash equivalents at end of period	$951.4

D.R. HORTON, INC.
($’s in millions)

NET SALES ORDERS
	Three Months Ended March 31,				Six Months Ended March 31,
	2014		2013		2014		2013
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	1,056	$290.5	819	$221.2	1,732	$482.0	1,347	$362.7
Midwest	424	152.3	454	151.6	647	238.4	729	241.5
Southeast	2,365	592.1	2,325	542.4	3,979	1,001.4	3,909	895.9
South Central	2,857	626.5	2,534	514.1	4,736	1,040.7	4,175	844.7
Southwest	443	95.7	479	95.1	673	145.4	726	148.3
West	1,424	632.9	1,268	471.8	2,256	985.2	2,252	817.2
	8,569	$2,390.0	7,879	$1,996.2	14,023	$3,893.1	13,138	$3,310.3

HOMES CLOSED
	Three Months Ended March 31,				Six Months Ended March 31,
	2014		2013		2014		2013
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	763	$203.2	574	$149.0	1,505	$393.3	1,091	$286.4
Midwest	284	99.9	299	92.8	582	205.7	586	182.2
Southeast	1,891	464.8	1,545	333.1	3,737	912.1	2,919	624.5
South Central	1,948	421.9	1,831	359.9	3,954	842.4	3,450	669.2
Southwest	305	63.1	381	79.0	644	133.8	764	154.9
West	1,003	427.1	1,013	354.9	1,960	823.5	2,015	674.8
	6,194	$1,680.0	5,643	$1,368.7	12,382	$3,310.8	10,825	$2,592.0

SALES ORDER BACKLOG
	As of March 31,
	2014		2013
	Homes	Value	Homes	Value
East	1,222	$346.2	919	$246.8
Midwest	521	192.0	568	186.7
Southeast	3,052	793.0	3,199	736.3
South Central	3,479	794.0	2,957	609.0
Southwest	504	107.8	661	128.3
West	1,281	590.5	1,249	479.1
	10,059	$2,823.5	9,553	$2,386.2